Exhibit 99.1

FOR IMMEDIATE RELEASE

Middlesex Water Company Declares Quarterly Cash Dividend

ISELIN, N.J., July 23, 2021 -- Middlesex Water Company (NASDAQ:MSEX) announced that its Board of Directors yesterday declared a cash dividend of $0.2725 per share on its common stock payable on September 1, 2021 to holders of record as of August 13, 2021. Middlesex Water has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for 48 consecutive years. Information about Middlesex Water’s Investment Plan (Direct Share Purchase and Sale and Dividend Reinvestment Plan) is available in the Investors section at www.middlesexwater.com.

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services, primarily in New Jersey and Delaware, through various subsidiary companies.

ABOUT MIDDLESEX WATER COMPANY

Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.   We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com